UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 19, 2009

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arangement of a Registrant.

(a)	Creation of a Direct Financial Obligation:

On March 18, 2009, Met-Pro Corporation (the “Company”) and CIT Technology Financing Services, Inc. (“CIT”) entered into a Financing Agreement in the amount of $485,336 to fund the costs of the new Microsoft Enterprise Resource Planning system (the “Equipment”).  The loan is payable monthly for a 36 month term at 0% interest.

The Financing Agreement includes customary conditions that restrict the Company’s ability to, among other things, assign, sell, transfer or sublease the Equipment or the Company’s interest in the Financing Agreement; or permit any lien to exist on the Equipment.  Additionally, the Company must insure the Equipment against all loss or damage, naming CIT as loss payee. The Financing Agreement also contains customary events of default including, among other things, nonpayment of installment payment when due; breach any representation, warranty or covenant or otherwise do not perform any of the obligations under the Agreement; without prior written consent, merge or consolidate with any other entity and are not the survivor of such merger or consolidation; or voluntary case or other proceeding seeking liquidation, reorganization or other relief under bankruptcy, insolvency or other similar law.  If any event of default under the Agreement occurs, the Agreement may be cancelled or terminated; Met-Pro may be required to immediately pay all past due installment payments plus the present value of all unpaid installment payments for the remainder of the term, discounted at 4% per year, compounded monthly, plus all other amounts due or that become due under the Agreement schedules; the Licensor may cease to provide maintenance and/or support; and CIT may demand that they take immediate possession of the Equipment.

A copy of the Microsoft Financing Master Installment Payment Agreement is filed as an exhibit hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 12, 2010
MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

(10)(bq)	Microsoft Financing Master Installment Payment Agreement